Exhibit (h)(57)

Amendment to Administration, Bookkeeping and Pricing Services Agreement

This Amendment dated as of June 29, 2015 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated September 13, 2011, as amended from time to time (the “Agreement”), by and between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	The effective date of this Amendment shall constitute the “Start Date” of a new “Initial Term” for purposes of Section 15(a) of the Agreement.

2.	Effective as of the date of this Amendment, Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

3.	Effective as of the date of this Amendment, Appendix C to the Agreement is replaced in its entirety with the new Appendix C attached hereto and incorporated by reference herein.

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Edmund J. Burke	By:	/s/ Jeremy O. May
Name: Edmund J. Burke		Name: Jeremy O. May
Title: President		Title: President

Appendix A

List of Funds

Grandeur Peak Global Opportunities Fund
 Grandeur Peak International Opportunities Fund
Grandeur Peak Global Reach Fund
Grandeur Peak Emerging Markets Opportunities Fund
Grandeur Peak Global Stalwarts Fund
Grandeur Peak International Stalwarts Fund
Grandeur Peak Global Micro Cap Fund

APPENDIX C

COMPENSATION